Exhibit 99.2

Solutions for the Industrial Internet of Things

FOR IMMEDIATE RELEASE

CONTACT:	Investor Relations

Liolios Group, Inc.

Matt Glover or Michael Koehler

949-574-3860, IDSY@liolios.com

I.D. Systems Concludes “I.D. Systems 2.0” Initiative

Woodcliff Lake, NJ, March 5, 2015—I.D. Systems, Inc. (NASDAQ: IDSY), a leading provider of wireless solutions for the Industrial Internet of Things, has completed its “I.D. Systems 2.0” strategic initiative, aimed at building quality, repeatable and scalable processes to support the company’s goals for revenue growth and profitability. Examples of projects completed under the initiative include:

•	Accelerated product development: I.D. Systems released four new products commercially in 2014, bringing the devices to market in approximately half the time it would have taken under the original project plan.

o	For its VMS business, I.D. Systems launched and shipped approximately 1,000 units of its fourth-generation on-vehicle device, the “VAC4,” in 2014. This product decreases VMS implementation costs by up to 40% compared to the previous generation of system hardware. It also increases the speed of deployment by over 50%—primarily by reducing installation time from as much as four hours to as little as one hour. In addition, the VAC4 enables seamless wireless field upgrades, which are designed to keep end users current with the company’s latest software functionality, simplify customer support, and help end users optimize value from the system.

o	For its transportation asset management (TAM) business, I.D. Systems launched and shipped three new products, expanding and improving its portfolio of patented, industry-leading container and trailer tracking solutions. The GSM-D400, an intermodal container tracking system, and the GSM-D150, an intermodal chassis tracking device, are designed to address the needs of a key growth market in the U.S transportation industry. The GSM-D300, a dry van management system with an advanced cargo sensor, enables customers to perform full-function asset monitoring with either satellite or cellular communications.

•	Improved software upgrade execution: I.D. Systems tripled its rate of VMS software upgrades in 2014, compared to historical levels, enabling existing customers to transition to the current generation of hardware and, optionally, gain full access to the business intelligence of I.D. Systems’ Analytics offering. Software upgrades also reduce the company’s costs to support older software versions.

•	Enhanced Analytics capabilities: The company improved the enterprise analysis and data drill-down capabilities of its Analytics platform for multi-site, multi-region customers in both its VMS and TAM businesses, further leveraging I.D. Systems’ unique database of supply chain asset data. Additionally, the company automated the distribution of Analytics data to provide customers with a scalable means of quantifying the benefits of their VMS deployments, without the need for I.D. Systems’ performance services team to make individual site visits.

•	Improved management and scalability of field service resources: The company introduced new processes and engaged a new implementation partner, Metro Mobile Electronics, to reduce its lead-time for on-site customer installation support by approximately 80% compared to historical levels. The improvements also enable more rapid, scalable responsiveness to customer service requirements, including system roll-outs across multiple sites in customers’ enterprises.

•	Improved, more scalable training tools: I.D. Systems developed and launched a suite of new computer-based training tools to improve customer access to both initial and ongoing system training, while streamlining utilization of the company’s training resources. With these online tools supplementing or replacing live training, the company’s capacity to train customers has become highly scalable.

Solutions for the Industrial Internet of Things

•	Improved supplier quality assurance: The company introduced a new Quality Audit process, which increased product quality at both contract manufacturing production facilities and third-party fulfillment centers, both of which drop-ship directly to I.D. Systems’ customers.

•	Improved VMS hardware support: By implementing new customer support processes, I.D. Systems achieved 100% of its service level commitment to VMS end users for the last six months of 2014.

“We accomplished all of our primary goals for the ‘I.D. Systems 2.0’ initiative,” said Kenneth Ehrman, I.D. Systems’ chairman and CEO. “Our targeted short-term investments accelerated the commercialization of four important new products and improved the quality and scalability of our services to address key customer requirements in our target markets. We believe this initiative contributed directly to the company’s record annual revenue, double-digit year-over-year revenue growth, and continued leadership in the rapidly growing wireless VMS market. We look forward to continue working toward consistent, profitable revenue growth and a growing market share, leveraging the accomplishments of our ‘I.D. Systems 2.0’ initiative.”

About I.D. Systems

Headquartered in Woodcliff Lake, New Jersey, with subsidiaries in Texas, Germany, and the United Kingdom, I.D. Systems is a leading global provider of wireless solutions for securing, controlling, tracking, and managing high-value enterprise assets, including industrial vehicles, rental cars, trailers, containers, and cargo. The company’s patented technologies address the needs of organizations to monitor and analyze their assets to increase efficiency and productivity, reduce costs, and improve profitability. For more information, please visit www.id-systems.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward looking statements within the meaning of federal securities laws. Forward-looking statements include statements with respect to I.D. Systems’ beliefs, plans, goals, objectives, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond I.D. Systems’ control, and which may cause its actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. For example, forward-looking statements include: statements regarding prospects for additional customers; market forecasts; potential barriers to competition; projections of earnings, revenues, synergies, accretion or other financial information; expectations for growth of the business; and plans, strategies and objectives of management for future operations. The risks and uncertainties referred to above include, but are not limited to, future economic and business conditions, the loss of key customers or reduction in the purchase of products by any such customers, the failure of the market for I.D. Systems’ products to continue to develop, the possibility that I.D. Systems may not be able to integrate successfully the business, operations and employees of acquired businesses, the inability to protect I.D. Systems’ intellectual property, the inability to manage growth, the effects of competition from a variety of local, regional, national and other providers of wireless solutions, and other risks detailed from time to time in I.D. Systems’ filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2013. These risks could cause actual results to differ materially from those expressed in any forward looking statements made by, or on behalf of, I.D. Systems. I.D. Systems assumes no obligation to update the information contained in this press release, and expressly disclaims any obligation to do so, whether as a result of new information, future events or otherwise.

Page 2 of 2